ASI Entertainment Receives Australian Patent For SafeCell

SEATTLE - Jan 22, 2010 - (Business Wire) - ASI Entertainment, Inc. (OTCBB:ASIQ) has received notification from IP Australia, the patent office of the Australian Government, that the company's SafeCell patent has been granted and that the patent was sealed on January 14, 2010. The term of the patent is 20 years from July 27, 2006. The granting of the Australian patent is the first step in the global patenting of SafeCell.

About ASI Entertainment and SafeCell:
ASI owns the intellectual rights to SafeCell which it has licensed for development and commercialisation. SafeCell is a new generation software application that converts a normal mobile phone into a wireless communicator. SafeCell was developed to substantially reduce the cost of SMS, MMS, Chat, and Email for the regional and international airline traveller SafeCell connects via Bluetooth, so it operates with any modern mobile phone, including the new generation mobile phones that already have wireless interface. SafeCell delivers its services via the internet and is designed for operation in-flight and on the ground. SafeCell is uniquely positioned competitively and is currently being marketed to the airline industry via licensing and agency agreements. ASI's business model is based on receiving license fees and royalties from the SafeCell technology.

Safe Harbor Disclosure:
This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," "may," "will," "should," "could," "expect," "intend," "project," and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the company's projections and expectations are disclosed in the company's filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.

For further information, contact
ASI Entertainment, Inc.
Phil Shiels +1 210 7752468
phil.shiels@nextwave.biz